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                                                                    EXHIBIT C-26

                        SEVERANCE PROTECTION AGREEMENT
                        ------------------------------

                THIS AGREEMENT made as of the 5th day of November, 1998, by and
                                              ---        --------------
among GPU, Inc. (the "Corporation"), GPU Nuclear, Inc. (the "Company") and Thomas G. Broughton (the "Executive") amends and restates the former Severance
-------------------
Protection Agreement dated June 5, 1997 by and among the Corporation, the
                           ------------
Company and the Executive (the "Former Agreement").

                WHEREAS, the Board of Directors of the Corporation and the Board of Directors of the Company (the "Boards") recognize that the possibility of a Change in Control (as hereinafter defined) exists and that the threat or the occurrence of a Change in Control can result in significant distraction of the Company's key management personnel because of the uncertainties inherent in such a situation;

                WHEREAS, the Boards have determined that it is essential and in the best interest of the Company, and the Corporation and its stockholders, for the Company to retain the services of the Executive in the event of a threat or occurrence of a Change in Control and to ensure the Executive's continued dedication and efforts in such event without undue concern for the Executive's personal financial and employment security; and

                WHEREAS, in order to induce the Executive to remain in the employ of the Company, particularly in the event of a threat or the occurrence of a Change in Control, the Company desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in the event the Executive's employment is terminated as a result of, or in connection with, a Change in Control.

                NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

                1.  Term of Agreement. This Agreement shall commence as of
                    -----------------
                    November 5, 1998, and shall continue in effect until October 31, 2000 (the "Term"); provided, however, that on November 1, 1999, and on each November 1 thereafter, the Term shall automatically be extended for one (1) year unless either the Executive or the Company shall have given written notice to the other at least ninety (90) days prior thereto that the Term shall not be so extended; provided, further, however, that following the occurrence of a Change in Control, the Term shall not expire prior to the expiration of twenty-four
                    (24) months after such occurrence.
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                2.  Termination of Employment. If the Executive's employment
                    -------------------------
                    with the Company and with all other Affiliates of the Corporation shall be terminated within twenty-four (24) months following a Change in Control, the Executive shall be entitled to the following compensation and benefits:

                      (a) If the Executive's employment with the Company and with all other Affiliates of the Corporation shall be terminated for any reason the Company shall pay to the Executive his Accrued Compensation. In addition to the foregoing, if the Executive's employment is terminated by the Company for Disability or by reason of the Executive's death, the Company shall pay to the Executive or his beneficiaries a Pro Rata Bonus.

                      (b) If the Executive's employment with the Company and with all other Affiliates of the Corporation shall be terminated(i) by the Company without Cause (other than by reason of the Executive's Disability), or
(ii) by the Executive for Good Reason, the Executive shall be entitled to the following:

                          (1)  the Company shall pay the Executive all Accrued
Compensation and a Pro Rata Bonus;

                          (2)  the Company shall pay the Executive as severance
pay and in lieu of any further compensation for periods subsequent to the Termination Date, an amount determined by multiplying (A) three (3) times the sum of (i) the Executive's Base Amount and (ii) the Executive's Bonus Amount, by
(B) a fraction, the numerator of which is the number of months, not to exceed thirty-six (36), in the period beginning on the Termination Date and ending on the Executive's Normal Retirement Date (as defined in the Company's Employee Pension Plan), and the denominator of which is thirty-six (36).

                          (3)  for a number of months equal to thirty-six (36),
or if earlier, until the Executive's Normal Retirement Date (as defined in the Company's Employee Pension Plan) (the "Continuation Period"), the Company shall at its expense continue on behalf of the Executive and his dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization coverages and benefits provided to the Executive immediately prior to the Change in Control or, if greater, the coverages and benefits provided at any time thereafter. The coverages and benefits (including deductibles and costs) provided in this Section 2(b)(3) during the Continuation Period shall be no less favorable to the Executive and his dependents and beneficiaries, than the most favorable of such coverages and benefits referred to above. The Company's obligation hereunder with respect to the foregoing coverages and benefits shall be reduced to the extent that the Executive obtains any such coverages and benefits pursuant to a

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subsequent employer's benefit plans, in which case the Company may reduce any of the coverages or benefits it is required to provide the Executive hereunder so long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This Section 2(b)(3) shall not be interpreted so as to limit any benefits to which the Executive, his dependents or beneficiaries may be entitled under any of the Company's employee benefit plans, programs or practices following the Executive's termination of employment, including without limitation, retiree medical and life insurance benefits;

                          (4)  the Company shall pay or reimburse the Executive
for the costs, fees and expenses of outplacement assistance services (not to exceed twenty percent (20%) of the sum of (A) the Executive's Base Amount and
(B) the Executive's Bonus Amount) provided by any outplacement agency selected by the Executive; and

                          (5)  the Company shall provide to the Executive the
use of a Company-leased vehicle, at no cost to the Executive, until the earlier of (A) the date occurring six (6) months after the Termination Date or (B) the Executive's sixty-fifth (65th) birthday, after which date the Executive shall have the option to purchase the vehicle at its "blue book" value.

                      (c) If the Executive's employment is terminated by the Company without Cause (other than by reason of the Executive's Disability) (1) within twelve (12) months prior to a Change in Control or (2) any time prior to the date of a Change in Control but the Executive reasonably demonstrates that such termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a "Third Party") and who effectuates a Change in Control or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which has been threatened or proposed such termination shall be deemed to have occurred after a Change in Control, provided a Change in Control shall actually have occurred.

                      (d) (1) Gross-Up Payment.  In the event it shall be
                              ----------------
determined that any payment or distribution of any type to or for the benefit of the Executive, by the Company, the Corporation, any Affiliate, any Person (as defined in Section 15.6(a) hereof) who acquires ownership or effective control of the Corporation or ownership of a substantial portion of the Corporation's assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder) or any affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), is

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or will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

                          (2)  Determination By Accountant.  All mathematical
                               ---------------------------
determinations, and all determinations as to whether any of the Total Payments are "parachute payments" (within the meaning of Section 280G of the Code), that are required to be made under this Section 2(d), including determinations as to whether a Gross-Up Payment is required, the amount of such Gross-Up Payment and amounts relevant to the last sentence of this Section 2(d)(2), shall be made by an independent accounting firm selected by the Executive from among the six (6) largest accounting firms in the United States (the "Accounting Firm"), which shall provide its determination (the "Determination"), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Company and the Executive by no later than ten (10) days following the Termination Date, if applicable, or such earlier time as is requested by the Company or the Executive (if the Executive reasonably believes that any of the Total Payments may be subject to the Excise
Tax). If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive and the Company with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the reasons therefor) and that the Executive has substantial authority not to report any Excise Tax on his federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to the Executive within twenty (20) days after the Determination (and all accompanying calculations and other material supporting the Determination) is delivered to the Company by the Accounting Firm. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, absent manifest error. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made ("Underpayment"), or that Gross-Up Payments will have been made by the Company which should not have been made ("Overpayments"). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment,

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the amount of the Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the case of an Overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (i) the Executive shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of Section 2(d)(1), which is to make the Executive whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Executive repaying to the Company an amount which is less than the Overpayment.

                      (e) The amounts provided for in Sections 2(a) and 2(b)(1),
(2) and (4) shall be paid in a single lump sum cash payment within thirty (30) days after the Executive's Termination Date (or earlier, if required by applicable law).

                      (f) The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in Section 2(b)(3).

                      (g) The severance pay and benefits provided for in this
Section 2 shall be in lieu of any other severance pay to which the Executive may be entitled under the GPU System Severance Procedure or any other plan, agreement or arrangement of the Company or any other Affiliate of the Corporation.

                      (h) The Executive's entitlement to other compensation or benefits pursuant to the Company's employee benefit plans and other applicable programs and practices shall be determined in accordance with the terms of those plans, programs and practices as in effect from time to time.

               3.   Notice of Termination. Following a Change in Control, (i)
                    ---------------------
any intended termination of the Executive's employment by the Company shall be communicated by a Notice of Termination from the Company to the Executive, and
(ii) any intended termination of the Executive's employment by the Executive for Good Reason shall be communicated by a Notice of Termination from the Executive to the Company within six (6)

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months of the Executive becoming aware of the event or action constituting Good
Reason or, if later, within six (6) months after the date of the Change in Control.

               4.   Fees and Expenses. The Company shall pay all legal fees and
                    -----------------
related expenses (including the costs of experts, evidence and counsel) incurred in good faith by the Executive as they become due as a result of (a) the termination of the Executive's employment by the Company or by the Executive for Good Reason (including all such fees and expenses, if any, incurred in contesting, defending or disputing the basis for any such termination of employment), (b) the Executive's hearing before the Board of Directors of the Corporation as contemplated in Section 15.5 of this Agreement or (c) the Executive seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which the Executive is or may be entitled to receive benefits; provided, however, that the payment of fees and expenses pursuant to this Section 4(c) shall be made only after, and only to the extent that, the Executive is unsuccessful in his attempt to obtain or enforce such right or benefit through the procedures established under the Legal Defense Fund maintained by the Company under the GPU System Companies Master Executives' Benefits Protection Trust (or any similar fund under a successor trust).

               5.   Transfer of Employment. Notwithstanding any other provision
                    ----------------------
herein to the contrary, the Company shall cease to have any further obligation or liability to the Executive under this Agreement if (a) the Executive's employment with the Company terminates as a result of the transfer of his employment to any other Affiliate of the Corporation, (b) this Agreement is assigned to such other Affiliate, and (c) such other Affiliate expressly assumes and agrees to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no assignment had taken place. Any Affiliate to which this Agreement is so assigned shall be treated as the "Company" for all purposes of this Agreement on or after the date as of which such assignment to the Affiliate, and the Affiliate's assumption and agreement to so perform this Agreement, becomes effective.

               6.   Corporation's Obligation. The Corporation agrees that it
                    ------------------------
will take such steps as may be necessary to cause the Company (or any Affiliate that has become the "Company" pursuant to Section 5 hereof) to meet each of its obligations to the Executive under this Agreement.

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               7.   Notice. For the purposes of this Agreement, notices and all
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other communications provided for in the Agreement (including any Notice of
Termination) shall be in writing, shall be signed by the Executive if to the Company or by a duly authorized officer of the Company if to the Executive, and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

               8.   Nature of Rights. The Executive shall have the status of a
                    ----------------
mere unsecured creditor of the Company and the Corporation with respect to his right to receive any payment under this Agreement. This Agreement shall constitute a mere promise by the Company and the Corporation to make payments in the future of the benefits provided for herein. It is the intention of the parties hereto that the arrangements reflected in this Agreement shall be treated as unfunded for tax purposes and, if it should be determined that Title I of ERISA is applicable to this Agreement, for purposes of Title I of ERISA. Except as provided in Section 2(g), nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company, the Corporation or any other Affiliate of the Corporation and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company, the Corporation or any other Affiliate of the Corporation. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company, the Corporation or any other Affiliate of the Corporation shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

               9.   Settlement of Claims. The Company's obligation to make the
                    --------------------
payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, defense, recoupment, or other right which the Company may have against the Executive or others.

               10.  Miscellaneous.  No provision of this Agreement may be
                    -------------
modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by

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the Executive, the Corporation and the Company. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement.

               11.  Successors; Binding Agreement.
                    -----------------------------
                    (a) This Agreement shall be binding upon and shall inure to the benefit of the Company, the Corporation and their respective Successors and Assigns. The Company and the Corporation shall require their respective Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company and/or the Corporation would be required to perform it if no such succession or assignment had taken place.

                    (b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

               12.  Governing Law. This Agreement shall be governed by and
                    -------------
construed and enforced in accordance with the laws of the State of New Jersey without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in Morris County in the State of New Jersey.

               13.  Severability. The provisions of this Agreement shall be
                    ------------
deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

               14.  Entire Agreement. This Agreement constitutes the entire
                    ----------------
agreement between the parties hereto, and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto, with respect to the subject matter hereof, including the Former Agreement and the Executive agrees that the Former Agreement is terminated and shall have no further force or effect.

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               15.  Definitions.
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                    15.1.     Accrued Compensation. For purposes of this
                              --------------------
Agreement, "Accrued Compensation" shall mean all amounts of compensation for services rendered to the Company or any other Affiliate that have been earned or accrued through the Termination Date but that have not been paid as of the Termination Date including (a) base salary, (b) reimbursement for reasonable and necessary business expenses incurred by the Executive on behalf of the Company during the period ending on the Termination Date, (c) vacation pay and (d) bonuses and incentive compensation; provided, however, that Accrued Compensation shall not include any amounts described in clause (a) or clause (d) that have been deferred pursuant to any salary reduction or deferred compensation elections made by the Executive.

                    15.2.     Affiliate. For purposes of this Agreement,
                              ---------
"Affiliate" means any entity, directly or indirectly, controlled by, controlling or under common control with the Corporation or any corporation or other entity acquiring, directly or indirectly, all or substantially all the assets and business of the Corporation, whether by operation of law or otherwise.

                    15.3      Base Amount. For purposes of this Agreement,
                              -----------
"Base Amount" shall mean the Executive's annual base salary at the rate in effect as of the date of a Change in Control or, if greater, at any time thereafter, determined without regard to any salary reduction or deferred compensation elections made by the Executive.

                    15.4      Bonus Amount. For purposes of this Agreement,
                              ------------
"Bonus Amount" shall mean the greater of (a) the target annual bonus payable to the Executive under the Incentive Plan in respect of the fiscal year during which the Termination Date occurs or (b) the highest annual bonus paid or payable under the Incentive Plan in respect of any of the three full fiscal years ended prior to the Termination Date or, if greater, the three (3) full fiscal years ended prior to the Change in Control.

                    15.5.     Cause.  For purposes of this Agreement, a
                              -----
termination of employment is for "Cause" if the Executive has been convicted of a felony or the termination is evidenced by a resolution adopted in good faith by two-thirds of the Board of Directors of the Corporation that the Executive:

                              (a)  intentionally and continually failed
substantially to perform his reasonably assigned duties with the Company or the Corporation (other than a failure resulting from the Executive's incapacity due to physical or mental illness or from the assignment to the Executive of duties that would

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constitute Good Reason) which failure continued for a period of at least thirty
(30) days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Company or the Corporation, has been delivered to the Executive specifying the manner in which the Executive has failed substantially to perform, or

               (b) intentionally engaged in conduct which is demonstrably and materially injurious to the Corporation or the Company; provided, however, that no termination of the Executive's employment shall be for Cause as set forth in this Section 15.5(b) until (1) there shall have been delivered to the Executive a copy of a written notice, signed by a duly authorized officer of the Company or the Corporation, setting forth that the Executive was guilty of the conduct set forth in this Section 15.5(b) and specifying the particulars thereof in detail, and (2) the Executive shall have been provided an opportunity to be heard in person by the Board of Directors of the Corporation (with the assistance of the Executive's counsel if the Executive so desires).

               No act, nor failure to act, on the Executive's part, shall be considered "intentional" unless the Executive has acted, or failed to act, with a lack of good faith and with a lack of reasonable belief that the Executive's action or failure to act was in the best interest of the Corporation and the Company. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by the Executive after a Notice of Termination is given to the Company by the Executive shall constitute Cause for purposes of this Agreement.

         15.6. Change in Control. A "Change in Control" shall mean the
               -----------------
occurrence during the term of the Agreement of:

               (a) An acquisition (other than directly from the Corporation) of any common stock of the Corporation ("Common Stock") or other voting securities of the Corporation entitled to vote generally for the election of directors (the "Voting Securities") by any "Person" (as the term person is used for purposes of
Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the then outstanding shares of Common Stock or the combined voting power of the Corporation's then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an

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

acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Corporation or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Corporation (a "Subsidiary")
(ii) the Corporation or its Subsidiaries, or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);

               (b) The individuals who, as of August 1, 1996, are members of the Board of Directors of the Corporation (the "Incumbent Board"), cease for any reason to constitute at least seventy percent (70%) of the members of the Board of Directors of the Corporation; provided, however, that if the election, or nomination for election by the Corporation's shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Corporation (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

               (c)  The consummation of:

                    (1) A merger, consolidation or reorganization with or into the Corporation or in which securities of the Corporation are issued, unless such merger, consolidation or reorganization is a "Non-Control Transaction." A "Non-Control Transaction" shall mean a merger, consolidation or reorganization with or into the Corporation or in which securities of the Corporation are issued where:

                           (A)   the shareholders of the Corporation,
immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

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

                           (B)   the individuals who were members of the
Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least seventy percent (70%) of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the Voting Securities of the Surviving Corporation, and

                           (C)   no Person other than (i) the Corporation, (ii)
any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation or reorganization, was maintained by the Corporation, the Surviving Corporation, or any Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of twenty percent (20%) or more of the then outstanding Voting Securities or common stock of the Corporation, has Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities or its common stock.

                    (2) A complete liquidation or dissolution of the Corporation; or

                    (3) The sale or other disposition of all or substantially all of the assets of the Corporation to any Person (other than a transfer to a Subsidiary).

               Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding common stock or Voting Securities as a result of the acquisition of Common Stock or Voting Securities by the Corporation which, by reducing the number of shares of Common Stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of shares of Common Stock or Voting Securities by the Corporation, and after such share acquisition by the Corporation, the Subject Person becomes the Beneficial Owner of any additional shares of Common Stock or Voting Securities which increases the percentage of the then outstanding shares of Common Stock or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

         15.7. Company and Corporation. For purposes of this Agreement, all
               -----------------------
references to the Company and the Corporation shall include their respective Successors and Assigns.

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

         15.8. Disability.  For purposes of this Agreement, "Disability" shall
               ----------
mean a physical or mental infirmity which impairs the Executive's ability to substantially perform his duties with the Company for six (6) consecutive months, and within the time period set forth in a Notice of Termination given to the Executive (which time period shall not be less than thirty (30) days), the Executive shall not have returned to full-time performance of his duties; provided, however, that if the Company's Voluntary Employees Beneficiary Association Long Term Disability Income Plan, or any successor plan (the "Disability Plan"), is then in effect, the Executive shall not be deemed disabled for purposes of this Agreement unless the Executive is also eligible for "Total Disability" (as defined in the Disability Plan) benefits (or similar benefits in the event of a successor plan) under the Disability Plan.

         15.9. Good Reason.  (a)  For purposes of this Agreement, "Good Reason"
               -----------
shall mean the occurrence after a Change in Control of any of the following events or conditions:

               (1) a change in the Executive's status, title, position or responsibilities (including reporting responsibilities) which, in the Executive's reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Executive of any duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with his status, title, position or responsibilities; or any removal of the Executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for Disability, Cause, as a result of his death or by the Executive other than for Good Reason;

               (2) a reduction in the Executive's annual base salary below the Base Amount;

               (3) the relocation of the offices of the Company at which the Executive is principally employed to a location more than twenty-five (25) miles from the location of such offices immediately prior to such Change in Control, or the Company's or the Corporation's requiring the Executive to be based anywhere other than such offices, except to the extent the Executive was not previously assigned to a principal location and except for required travel on the Company's or the Corporation's business to an extent substantially consistent with the Executive's business travel obligations at the time of the Change in Control;

               (4) the failure by the Company or the Corporation to pay to the Executive any portion of the Executive's current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company in which the Executive participated, within seven (7) days of the date such compensation is due;

               (5) the failure by the Company or the Corporation to (A) continue in effect (without reduction in benefit level, and/or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating immediately prior to the Change in Control, including, but not limited to, any of the plans listed in Appendix A hereto, unless a substitute or replacement plan has been implemented which provides substantially identical compensation or benefits to the Executive or (B) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other compensation or employee benefit plan, program and practice in which the Executive was participating immediately prior to the Change in Control;

               (6) the failure of the Company or the Corporation to obtain from its Successors or Assigns the express assumption and agreements required under
Section 11 hereof; or

               (7) any purported termination of the Executive's employment by the Company which is not effected pursuant to a Notice of Termination satisfying the terms set forth in the definition of Notice of Termination (and, if applicable, the terms set forth in the definition of Cause).

                    (b) Any event or condition (1) described in Section 15.9(a)(1), (2), (3), (4), (6) or (7) which occurs within twelve (12) months prior to a Change in Control or (2) described in Section 15.9(a)(1) through (7) which occurs prior to a Change in Control but which the Executive reasonably demonstrates (A) was at the request of a Third Party who effectuates a Change in Control or (B) otherwise arose in connection with, or in anticipation of a Change in Control which has been threatened or proposed and which actually occurs, shall constitute Good Reason for purposes of this Agreement notwithstanding that it occurred prior to a Change in Control.

         15.10. Incentive Plan. For purposes of this Agreement, "Incentive Plan"
                --------------
shall mean the Incentive Compensation Plan for Elected Officers, or any successor annual incentive plan, maintained by the Company or any other Affiliate.

         15.11. Notice of Termination. For purposes of this Agreement, following
                ---------------------
a Change in Control, "Notice of Termination" shall mean a written notice of termination of the Executive's employment, signed by the Executive if to the Company or by a duly authorized officer of the Company if to the Executive, which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

         15.12. Pro Rata Bonus. For purposes of this Agreement, "Pro Rata Bonus"
                --------------
shall mean an amount equal to the Bonus Amount multiplied by a fraction the numerator of which is the number of days in such fiscal year through the Termination Date and the denominator of which is 365; provided, however, that the Pro Rata Bonus shall be reduced, but not below zero, to the extent of any bonus the Executive is entitled to receive pursuant to the Incentive Plan in respect of the fiscal year (denoted a "Performance Period" under the Incentive
Plan) in which the Termination Date occurs.

         15.13. Successors and Assigns. For purposes of this Agreement,
                ----------------------
"Successors and Assigns" shall mean, with respect to the Company or the Corporation, a corporation or other entity acquiring all or substantially all the assets and business of the Company or the Corporation, as the case may be (including this Agreement) whether by operation of law or otherwise.

         15.14  Termination Date
                ----------------

                (a) For purposes of this Agreement, "Termination Date" shall mean (i) in the case of the Executive's death, his date of death, (ii) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period) and (iii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than thirty (30) days, and in the case of a termination for Good Reason shall not be more than sixty (60) days, from the date such Notice of Termination is given); provided, however, that if within thirty (30) days after a Notice of Termination by the Company for Cause or a Notice of Termination by the Executive for Good Reason is given the party receiving such Notice of Termination in good faith notifies the other party that a dispute exists concerning the basis for the termination, the provisions of paragraph (b) shall apply.

                (b)(i) If the Executive gives the Company Notice of Termination for Good Reason and the Company disputes the basis for the termination, the Termination Date shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, or by the final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been taken) and the Company shall continue to pay the Executive his Base Amount and continue the Executive as a participant in all compensation, incentive, bonus, pension, profit sharing, medical, hospitalization, dental, life insurance and disability benefit plans in which he was participating when the notice giving rise to the dispute was given, until such Termination Date, provided that if the Executive continues to perform his duties with the Company during the pendency of such dispute, the Executive shall not be obligated to repay to the Company any amounts paid or benefits provided pursuant to this Section 15.14(b), and further provided that if the Executive ceased performing his duties with the Company during the pendency of such dispute, and the dispute is resolved in favor of the Executive, any amount owed to the Executive pursuant to Section 2 of this Agreement shall be reduced to the extent of any amount the Executive received pursuant to this Section 15.14(b) during the pendency of such dispute; and (ii) if the Company gives the Executive Notice of Termination for Cause and the Executive disputes the basis for the termination, the Termination Date shall be as determined pursuant to
Section 15.14(a) and during the pendency of such dispute the Executive shall not be entitled to payment of his Base Amount from the Company and, except as required by law, the Executive's participation in the Company's benefit plans and programs shall be discontinued.

               IN WITNESS WHEREOF, the Corporation and the Company have caused this Agreement to be executed by their duly authorized officers and the Executive has executed this Agreement as of the day and year first above written.
                                      GPU, Inc.

                                      By:__________________________
ATTEST:                                   Fred D. Hafer
                                          Chairman, President and
                                          Chief Executive Officer

__________________________
         Secretary
                                      GPU Nuclear, Inc.


                                      By:__________________________
ATTEST:                                   Fred D. Hafer
                                          Chairman of the Board

__________________________
         Secretary


                                      By:__________________________
                                          Thomas G. Broughton

                                  APPENDIX A


 1.      1990 Stock Plan for Employees of GPU, Inc. and Subsidiaries
 2.      The Company's Incentive Plan
 3.      The GPU Companies Deferred Compensation Plan
 4.      The GPU Companies Employee Pension Plan
 5.      The Company's Supplemental and Excess Benefits Plan
 6.      The Company's Employee Life Insurance Plan
 7.      Senior Executive Split-Dollar Life Insurance Program
 8.      The GPU Companies Accident Insurance Plan
 9. The GPU Companies Health Care Plan for Non-Bargaining Employees and the Company's Health Care Plan for Non-bargaining Retirees, if applicable
10.      The GPU Companies Supplemental Medical Expense Plan for Elected
         Officers
11.      The GPU Companies Flexible Benefits Plan for Non-bargaining Employees
12.      The GPU Companies Group Specified Disease Insurance Plan
13.      The GPU Companies Long Term Disability Income Plan
14.      The GPU Companies Employee Savings Plan
15.      The Company's Vacation Policy for Non-Bargaining Unit Employees